Exhibit 10.25

August 20, 2007

Susan Peterson
15417 Longbow Drive
Sherman Oaks, CA  91403

Dear Susan:

The following details summarize our agreement with respect to compensation, benefits, and other pertinent information relative to your employment with bebe stores, inc.

1.                                       Compensation:

We are offering you the following compensation package:

a.                                       Base Salary:

Your base salary will be $350,000.00 per year.  Salaries are earned and paid in bi-weekly increments.

b.                                      Bonus:

Your bonus target will remain 30% and your FY08 sales goals and objectives will be lowered.

c.                                       Stock Options:

I. Time Vest Options:

After acceptance of this offer and subject to approval by the board of directors, you would receive an option to purchase 100,000 shares of bebe common stock, subject to vesting and other standard provisions of the company’s 1997 Stock Plan, as amended.  The Grant Date and consequently the Fair Market Value (FMV) or price, would be set as of the 15th of the month following the month of your date of hire.  In the event that the 15th is a weekend or trading holiday, the following trading day shall determine price/grant date.

II. Time Based Restricted Stock Units:

Subject to Board approval and the terms of the Company’s Stock Option Plan, you will also be granted 10,000 shares of restricted stock, that will vest over a 2 year period beginning from the grant date (5,000 shares vesting one year from grant date and 5,000 shares vesting two years from grant date).

3.                                       Benefits:

Your benefits will remain the same.

4.                                       Performance Reviews:

You will receive a Performance Review on a bi annual basis and be given a salary review, if merited, annually.

5.                                       At-Will Employment:  bebe stores, inc.’s employment relationship with employees is an “at-will” arrangement where the employment relationship is voluntary and based on mutual consent.  You may leave your employment at any time, and bebe stores, inc. reserves the right to terminate your employment at any time, with or without cause.  Nothing said to you or promised to you by anyone other than a specific, written agreement signed by the Chief Executive Officer of the company will change this at-will arrangement.

6.                                       Company Policies:

As an employee of bebe stores, inc., you will be subject to and required to adhere to all of the company’s policies and procedures pertaining to its employees.  This includes all policies relating

400 Valley Drive Brisbane, CA  94005      Telephone 415.657.4472        Fax 415.657.4445

to standards of conduct, conflicts of interest, and compliance with the company’s rules and regulations.

7.                                       Arbitration Agreement:

You agree that if any disputes should arise between you and bebe stores, inc. (including claims against its employees, officers, directors, shareholders, agents, successors and assigns) relating or pertaining to or arising out of your employment with bebe, the dispute will be submitted exclusively to binding arbitration before a neutral arbitrator.  This means that disputes will be decided by an arbitrator rather than a court or jury, and that both you and bebe stores, inc. waive our rights to a court or jury trial.  You understand that the arbitrator’s decision will be final and exclusive, and cannot be appealed.

You agree that all disputes between you and bebe stores, inc. are covered by this Arbitration Agreement to the fullest extent permitted by law.  This includes claims for wrongful discharge, discrimination, harassment, and any injury to your physical, mental, or economic interests.  Also, you agree that all disputes are covered by this Arbitration Agreement whether based on claimed violations of statutory, contractual, or common law rights.

Disputes between you and bebe stores, inc. that are not covered by this Agreement include claims for unemployment insurance or workers’ compensation, and claims under the National Labor Relations Act or those heard exclusively by the Labor Commissioner.  This Agreement does not interfere with either party’s right to pursue a provisional remedy in court pursuant to California Code of Civil Procedure, section 1281.8.

The arbitration shall be conducted in accordance with the rules set forth in the Code of Civil Procedure, section 1280 and following (and any successor statute).  The parties may engage in discovery pursuant to C.C.P. 1283.05.  They have the right to be represented by an attorney or representative of their choosing.  The arbitrator’s decision will be rendered in writing, and shall provide the legal and factual basis for the decision.  This agreement to arbitrate survives the termination of your employment with bebe.  The arbitrator shall have the authority to award all remedies that would otherwise be available under applicable law in court, but no more than that, with respect to the claims in question.  In addition, the parties agree to share equally in paying the arbitrator’s fees and expenses, as well as the cost, if any, of the room where the arbitration hearing is conducted.  However, each party shall pay their own attorneys’ fees, except the arbitrator shall have the authority to award reasonable attorneys’ fees and costs to the prevailing party where allowed by statute.

This letter supersedes any prior discussions, agreements, understandings, offers or statements made to you during the interview process.  This offer letter and the Arbitration Manual represent the entire agreement regarding your position with bebe.  If you are in agreement with the provisions of this employment offer, please sign, date, and return the original of this letter to the Human Resources Department, acknowledging your understanding and acceptance; retain a copy for your records.

Very truly yours,

/s/ Greg Scott
Greg Scott
Chief Executive Officer

cc:    Patricia Quartini, Human Resources

ACKNOWLEDGEMENT AND ACCEPTANCE

My signature below acknowledges my understanding and acceptance of bebe stores, inc.’s offer of employment subject to the terms and conditions set forth in this letter.

/s/ Susan Peterson	8/22/07
Susan Peterson	Date